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                                                                      Exhibit 21

              Significant Subsidiaries of Centerpoint Energy, Inc.

     The following subsidiaries are deemed "significant subsidiaries" of CenterPoint Energy, Inc. pursuant to Item 601(b)(21) of Regulation S-K:

     o Utility Holdings, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CenterPoint Energy, Inc.

     o CenterPoint Energy Investment Management, Inc., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

     o CenterPoint Energy Resources Corp., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

     o CenterPoint Energy Houston Electric, LLC, a Texas limited liability company and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

     o Texas Genco Holdings, Inc., a Texas corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

     o Texas Genco LP, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

     o Texas Genco, LP, a Texas limited partnership and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

(1) Pursuant to Item 601(b)(21) of Regulation S-K, the registrant has omitted the names of subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" (as defined under Rule 1-02(w) of Regulation S-X) as of December 31, 2002.

(2) CenterPoint Energy Resources Corp. also conducts business under the names of its three unincorporated divisions: CenterPoint Energy Arkla, CenterPoint Energy Entex and CenterPoint Energy Minnegasco.